UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_______________________
FORM 8-K
 __________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 29, 2014

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MASIMO CORPORATION
(Exact name of registrant as specified in its charter)

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Delaware	001-33642	33-0368882
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Parker Irvine, California	92618
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (949) 297-7000
Not Applicable
(Former name or former address, if changed since last report)
 _______________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On September 29, 2014, Masimo Corporation (the “Company” or “Masimo”), executed Amendment No. 1 to Credit Agreement (“Amendment 1”) with JPMorgan Chase Bank, N.A., as Administrative Agent and a Lender (“JPMorgan”) and Bank of America, N.A., as a Lender (“BofA”). Amendment 1 modifies that certain Credit Agreement dated as of April 23, 2014, by and among the Company, the Lenders from time to time party thereto and JPMorgan (the “Credit Facility” and collectively with Amendment 1, the “Amended Credit Facility”). The Amended Credit Facility immediately provides for up to $250.0 million in borrowings in multiple currencies, with an option, subject to certain conditions, for Masimo to increase the aggregate borrowing capacity up to $350.0 million in the future. The Amended Credit Facility also provides for a sublimit of up to $50.0 million for the issuance of letters of credit and a sublimit of $75.0 million in specified foreign currencies. All unpaid principal under the Amended Credit Facility will become due and payable on September 29, 2019. Proceeds from the Amended Credit Facility will be used for general corporate, capital investment and working capital needs.
Borrowings under the Amended Credit Facility will be deemed, at the Company’s election, either: (a) an ABR Loan, which bears interest at the Alternate Base Rate (as defined below), plus a spread of 0.125% to 1.000% based upon a Company leverage ratio, or (b) a Eurodollar Loan, which bears interest at the Adjusted LIBO Rate (as defined below), plus a spread of 1.125% to 2.000% based upon a Company leverage ratio. Subject to certain conditions, the Company may also request swingline loans from time to time that bear interest similar to an ABR Loan. The Alternate Base Rate is determined by taking the greatest of (i) the prime rate, (ii) the federal funds effective rate plus 0.50%, and (iii) the one-month Adjusted LIBO Rate plus 1.0%. The Adjusted LIBO Rate is equal to LIBOR for the applicable interest period multiplied by the statutory reserve rate for such period. The Company is also obligated under the Amended Credit Facility to pay a fee ranging from 0.175% to 0.300% per annum, based upon a Company leverage ratio, with respect to any unused portion of the Amended Credit Facility.
Pursuant to the terms of the Amended Credit Facility, the Company is subject to certain covenants, including financial covenants related to a leverage ratio and an interest charge coverage ratio, and other customary negative covenants. The Company’s obligations under the Amended Credit Facility are secured by substantially all of the Company’s personal property, including all equity interests in domestic subsidiaries and first-tier foreign subsidiaries. The Amended Credit Facility also includes customary events of default which, upon the occurrence of any such event of default, provide JPMorgan and BofA with the right to elect to take either or both of the following actions: (a) immediately terminate the commitments, and (b) declare the loans then outstanding immediately due and payable in full.
The foregoing description of the Amended Credit Facility is a summary of certain terms of the Amended Credit Facility, does not purport to be complete, and is qualified in its entirety by reference to: (a) the Credit Facility, which was filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 28, 2014, and (b) Amendment 1, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending January 3, 2015.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth above under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, Masimo Corporation has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MASIMO CORPORATION a Delaware corporation

Date: October 2, 2014	By:	/s/ MARK P. DE RAAD
Mark P. de Raad
Executive Vice President & Chief Financial Officer
(Principal Financial and Accounting Officer)